FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                           DECEMBER 31, 2007 and 2006







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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                                TABLE OF CONTENTS



                                                                            PAGE




INDEPENDENT AUDITOR'S REPORT                                                   3


FINANCIAL STATEMENTS:
     BALANCE SHEETS                                                            4

     STATEMENTS OF OPERATIONS                                                  6

     STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                               10

     STATEMENTS OF CASH FLOWS                                                 11

     NOTES TO FINANCIAL STATEMENTS                                            12


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                       PAILET, MEUNER AND LEBLANC, L.L.P.
                          Certified Public Accountants

                             Management Consultants




                          INDEPENDENT AUDITOR'S REPORT


To the Partners
COLONIAL VILLAGE ROSEVILLE
(A California Limited Partnership)



         We have audited the accompanying balance sheets of COLONIAL VILLAGE ROSEVILLE, (A California Limited Partnership), as of December 31, 2007 and 2006, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COLONIAL VILLAGE ROSEVILLE, (A California Limited Partnership), as of December 31, 2007 and 2006, and the results of its operations, changes in partners' capital and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Pailet, Meunier and LeBlanc, L.L.P.
---------------------------------------
Metairie, Louisiana
August 21, 2009



           3421 N. Causeway Blvd., Suite 701 o Metairie, LA 70002 |X|
                 Telephone (504) 837-0770 o Few (504) 837-7102

                                    Member of
                IGAF Member Piano in Principal Cities o PCAOB --
                    Public Company Accounting Oversight Board
               AICPA: Center for Public Company Audit firms (SEC)
                 o Governmental Audit Quality Center o Private
                        Companies Practice Section (PCPS)


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                                COLONIAL VILLAGE ROSEVILLE (A
                               California Limited Partnership)

                                       BALANCE SHEETS
                                 DECEMBER 31, 2007 AND 2006

                                                                     2007          2006
                                                                 -----------    -----------

                                      ASSETS

Current assets
        Cash                                                     $   116,270    $    98,823
        Prepaid expense                                                6,454          5,646
                                                                 -----------    -----------
                 Total current assets                                122,724        104,469
                                                                 -----------    -----------

Restricted deposits and funded reserves
        Tenants' security deposits                                    31,836         30,885
        Replacement reserve escrow                                   102,789        145,363
                                                                 -----------    -----------
                 Total restricted deposits and funded reserves       134,625        176,248
                                                                 -----------    -----------
Property and equipment, at cost
        Land                                                         315,303        315,303
        Building                                                   4,873,899      4,865,200
        Equipment                                                    177,478        177,478
                                                                 -----------    -----------
                                                                   5,366,680      5,357,981
         Less: accumulated depreciation                           (2,441,860)    (2,263,251)
                                                                 -----------    -----------
                 Total property and equipment                      2,924,820      3,094,730
                                                                 -----------    -----------
Other assets
          Deferred charges, less accumulated
          amortization of $65,366 and $60,153                         68,056         73,269
                                                                 -----------    -----------
                 Total other assets                                   68,056         73,269
                                                                 -----------    -----------

                 Total assets                                    $ 3,250,225    $ 3,448,716
                                                                 ===========    ===========

                       See accompanying notes to financial statements
                                              4


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                            COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                                   BALANCE SHEETS

                             DECEMBER 31, 2007 AND 2006



                                                               2007          2006
                                                            ----------   ----------

                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
       Accounts payable                                     $    5,792   $   11,052
       Accounts payable - general partner                       11,319       11,240
       Current maturities of long term debt                     54,524       50,904
       Accrued expense                                             800          800
                                                            ----------   ----------
               Total current liabilities                        72,435       73,996
                                                            ----------   ----------

 Deposit and prepayment liabilities
         Tenants' security deposits                             20,475       21,300
         Prepaid rents                                           3,858        3,751
                                                            ----------   ----------
                 Total deposit and prepayment liabilities       24,333       25,051
                                                            ----------   ----------

Long-term debt
         Mortgage payable, less current maturities           1,744,764    1,799,288
                                                            ----------   ----------
                 Total long-term debt                        1,744,764    1,799,288
                                                            ----------   ----------
Commitment
Partners' capital                                            1,408,693    1,550,381
                                                            ----------   ----------

Total liabilities and partners' capital                     $3,250,225   $3,448,716
                                                            ==========   ==========

                   See accompanying notes to financial statements
                                          5


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                       COLONIAL VILLAGE ROSEVILLE
                  (A California Limited Partnership)

                         STATEMENTS OF OPERATIONS

                        DECEMBER 31, 2007 AND 2006


                                                        2007       2006
                                                      --------   --------

Rental income
       Apartments                                     $554,364   $536,738
                                                      --------   --------
             Net rental revenue                        554,364    536,738
                                                      --------   --------
Financial revenue
      Income from investments - replacement reserve      6,209     12,002
      Income from investments - operating reserve          496        540
                                                      --------   --------
             Total financial revenue                     6,705     12,542
                                                      --------   --------
Other Revenue
      Laundry and vending                               11,431      8,901
      NSF and late charges                                  55        365
      Damage and cleaning fees                           4,880      6,460
      Other revenue                                      4,160         51
                                                      --------   --------
             Total other revenue                        20,526     15,777
                                                      --------   --------

             Total revenue                             581,595    565,057
                                                      --------   --------



              See accompanying notes to financial statements
                                     6


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                          COLONIAL VILLAGE ROSEVILLE (A
                         California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2007 AND 2006


                                                             2007         2006
                                                           --------     --------
Operating expenses

Renting expenses
       Advertising                                         $  2,561     $  2,917
       Miscellaneous renting expenses                            88           --
                                                           --------     --------
              Total renting expenses                          2,649        2,917
                                                           --------     --------
Administrative expenses
       Office supplies                                          391        3,981
       Management fee                                        38,304       36,288
       Manager's salary                                      27,488       24,686
       Manager rent free unit                                11,344       11,109
       Legal expense                                             --          355
       Audit expense                                          7,500        6,500
       Telephone and answering service                        1,792        1,238
       Bad debts                                             10,193       12,025
       Miscellaneous administrative expenses                 11,889       12,525
                                                           --------     --------
              Total administrative expenses                 108,901      108,707
                                                           --------     --------
Utilities expense
       Electricity                                            5,504        6,151
       Water                                                  4,106        4,332
       Gas                                                    3,899        3,692
       Sewer                                                 16,510       12,437
                                                           --------     --------
              Total utilities expense                        30,019       26,612
                                                           --------     --------


                 See accompanying notes to financial statements
                                        7


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                          COLONIAL VILLAGE ROSEVILLE (A
                         California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2007 AND 2006

                                                               2007        2006
                                                             --------   --------

Operating and maintenance expense
       Janitor and cleaning payroll                          $  7,772   $  6,376
       Janitor and cleaning supplies                              734        891
       Janitor and cleaning contract                              870        750
       Exterminating payroll I contract                           924        924
       Garbage and trash removal                                8,078      8,215
       Grounds supplies                                         6,666        151
       Grounds contract                                        14,638     15,046
       Repairs payroll                                         26,447     25,173
       Repairs material                                         2,753      1,909
       Repairs contract                                        48,998     40,128
       Decorating payroll / contract                            1,788        671
       Decorating supplies                                      2,384      1,700
       Miscellaneous                                            7,422      4,282
                                                             --------   --------
              Total operating and maintenance expenses        129,474    106,216
                                                             --------   --------
Taxes and insurance
       Real estate taxes                                          535        350
       Payroll taxes                                            5,377      5,190
       Miscellaneous taxes, licenses, and permits                 800        800
       Property and liability insurance                         8,756      7,950
       Workman's compensation                                   6,183     10,104
        Health insurance and other employee benefits           14,074     13,528
                                                             --------   --------
              Total taxes and insurance                        35,725     37,922
                                                             --------   --------

              Total operating expenses                        306,768    282,374
                                                             --------   --------


                 See accompanying notes to financial statements
                                        8


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                          COLONIAL VILLAGE ROSEVILLE (A
                         California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2007 AND 2006


                                                       2007              2006
                                                     ---------        ---------

Other expenses
       Interest expense - mortgage                   $ 125,891        $ 129,270
       Depreciation and amortization                   183,822          183,956
                                                     ---------        ---------
               Total other expenses                    309,713          313,226
                                                     ---------        ---------

               Total expenses                          616,481          595,600
                                                     ---------        ---------

               Net income (loss)                     $ (34,886)       $ (30,543)
                                                     =========        =========


                 See accompanying notes to financial statements
                                        9


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                          COLONIAL VILLAGE ROSEVILLE (A
                         California Limited Partnership)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                           DECEMBER 31, 2007 AND 2006


                                                                       Total
                                      General         Limited         Partners'
                                      Partner         Partners        Capital
                                    -----------     -----------     -----------

Balance - January 1, 2007           $  (136,456)    $ 1,686,837     $ 1,550,381

Net Income (Loss)                          (349)        (34,537)        (34,886)

Distributions to Partners               (74,762)        (32,040)       (106,802)
                                    -----------     -----------     -----------

Balance - December 31, 2007         $  (211,567)    $ 1,620,260     $ 1,408,693
                                    ===========     ===========     ===========




                 See accompanying notes to financial statements
                                       10


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                          COLONIAL VILLAGE ROSEVILLE (A
                         California Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2007 AND 2006

                                                               2007        2006
                                                            ---------    ---------

Cash flows from operating activities:
  Net Income                                                $ (34,886)   $ (30,543)
                                                            ---------    ---------
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                            183,822      183,956
     (Increase) decrease in prepaid expenses                     (808)      (1,093)
     Increase (decrease) in accounts payable                   (5,260)       7,155
     Increase (decrease) in prepaid rents                         107        3,751
     Increase (decrease) in security deposits                    (825)      (2,250)
     Increase (decrease) in accounts payable - affiliates          79          852
                                                            ---------    ---------
            Total adjustments                                 177,115      192,371
                                                            ---------    ---------
  Net cash provided (used) by operating activities            142,229      161,828
                                                            ---------    ---------
Cash flows from investing activities:
     Acquisition of property and equipment                     (8,699)          --
     (Deposit) withdrawal replacement reserve                  42,574      (20,858)
     (Deposit) withdrawal security deposit account               (951)      (1,042)
                                                            ---------    ---------
  Net cash provided (used) by investing activities             32,924      (21,900)
                                                            ---------    ---------
Cash flows from financing activities:
     Partner distributions                                   (106,802)    (106,801)
     Principal payments on long-term debt                     (50,904)     (47,524)
                                                            ---------    ---------
  Net cash provided (used) by financing activities           (157,706)    (154,325)
                                                            ---------    ---------
Net increase (decrease) in cash and equivalents                17,447      (14,397)
Cash and equivalents, beginning of year                        98,823      113,220
                                                            ---------    ---------
Cash and equivalents, end of year                           $ 116,270    $  98,823
                                                            =========    =========

Supplemental disclosures of cash flow information:
Cash paid during the year for:
     Interest expense                                       $ 125,891    $ 129,270
                                                            =========    =========




                 See accompanying notes to financial statements
                                       11
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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 AND 2006


NOTE A - NATURE OF OPERATIONS

Colonial Village Roseville is a California Limited Partnership which was formed in April 1993, to develop, construct, own, maintain and operate a 56-unit multi-family apartment complex and is located in the city of Roseville, California. The Partnership Agreement and the loan agreement with the Midland Mortgage Company govern the major activities of the Partnership. Under the agreements, the Partnership is required to provide low cost housing to very low-income or lower-income households.

The Partnership has one general partner, Project Go Inc., a 501(c) (3) tax exempt, non-profit community service organization and one investing limited partner, WNC Housing Tax Credits III, L.P., a California limited partnership. Partnership transactions with the partners are described in other notes to these financial statements.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Basis of Accounting
-------------------

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Capitalization and Depreciation
-------------------------------

Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:

                                                               Years
                                                               -----

                   Buildings                                     27.5
                   Equipment                                      7


Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.



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                          COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 AND 2006


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents
-------------------------

For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

Amortization
------------

Deferred charges are amortized over the following estimated useful lives using the straight-line method:

                                                               Years
                                                               -----

               Deferred debt expense                             30
               Tax monitoring fee                                15

Income Taxes
------------

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets, liabilities and the amount of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates made.

Personal Assets and Liabilities
-------------------------------

In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.


                                       13
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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 AND 2006


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS NO, 144
------------

Statement of Financial Accounting Standards (SEAS) No, 144 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 144 has not materially affected the partnership's reported earnings, financial condition or cash flows.


NOTE C - RESTRICTED DEPOSITS AND FUNDED RESERVES

In accordance with the Partnership Agreement and the Rider to Multifamily Instrument with Midland Mortgage Company, the Partnership is required to maintain a replacement reserve account. The replacement reserve account is to be funded annually in the amount of $16,800.


NOTE D - DEFERRED CHARGES

Deferred charges as of December 31, 2007 and 2006, consist of the following:


                                             2007         2006
                                           ---------    ---------

          Deferred debt expense            $ 110,462    $ 110,462
          Tax credit monitoring fee           22,960       22,960
                                           ---------    ---------
                                             133,422      133,422
          Less: accumulated amortization     (65,366)     (60,153)
                                           ---------    ---------
                                           $  68,056    $  73,269
                                           =========    =========


NOTE E - LONG-TERM DEBT

Long-Term debt consisted of a permanent loan with Midland Mortgage Company in an original amount of $2,200,000. Under the terms of the 30-year Promissory Note with Midland, the loan provides for an initial interest rate of 7.67% and monthly payments of $15,640 commencing on September 1, 1995, and continuing through August 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year twenty-one (21), based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360


                                       14
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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 AND 2006

NOTE E - LONG-TERM DEBT (CONTINUED)

months of the initial payment date. As Of December 31, 2007, the current interest rate, and minimum monthly payment due is 6.89% and $14.732.89, respectively.

The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

Aggregate maturities of Long-term debt for the next five years are as follows:


                   Year ending December 31,

                                2008                              $   54,524
                                2009                                  58,402
                                2010                                  62,555
                                2011                                  67,004
                                2012                                  71,769
                             Thereafter                            1,485,034
                                                                   ---------

                                                                  $1,799,288
                                                                  ==========

NOTE F - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES


Management Fee
--------------

In accordance with the Management Agreement, the Partnership paid Project Go, Inc., the general partner, management fees during 2007 and 2006 in the amounts of $38,304 and 36,288, respectively, for services rendered in connection with the leasing and operation of the project. The fee For its services is approximately 6.9% of the project's rental income.


NOTE G - COMMITMENT

The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California, Under this Agreement, the Partnership shall maintain the project as a Qualified Low-income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of
Section 42 of the Internal Revenue Code.


                                       15
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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2007 AND 2006


NOTE H - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is Colonial Village Roseville Apartments. The Partnership's operations are concentrated in the multifamily real estate market.





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